Exhibit 10.8

AMENDMENT

to the

CHANGE IN CONTROL AGREEMENT

FOR [POSITION]

The Change in Control Agreement (the “Agreement”), between Varian Medical Systems, Inc., a Delaware corporation (the “Company”) and [NAME], an employee of the Company is hereby amended as follows effective January 1, 2009:

1. Section 2(d) is hereby amended in its entirety to read as follows;

“(d)	If Employee’s employment is terminated by the Company without Cause prior to the Change in Control Date but on or after a Potential Change in Control Date, subject to Section 4(d), then the Company will provide to Employee the payments and benefits described in Sections 3 and 4 unless the Company reasonably demonstrates that Employee’s termination of employment neither (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control nor (ii) arose in connection with or in anticipation of a Change in Control. Such payments and benefits will be paid within five (5) business days following the 60th day after the Employee’s Separation from Service except that the stock option and restricted stock acceleration benefits described in Section 4(a)(iii) shall be provided on the Change in Control Date. In the event that a Change in Control is not consummated, Employee shall return to the Company any payments and benefits provided to the Employee under this Section 2(d).”

2. Section 3(b) is hereby amended in its entirety to read as follows:

“(b)	If within eighteen (18) months after a Change in Control, Employee incurs a Separation from Service by reason of Employee’s death or Disability, Employee (or, if applicable, his or her estate) shall be entitled to death or long-term disability benefits from the Company no less favorable than the most favorable benefits to which Employee would have been entitled had the death or Disability occurred at any time during the period commencing one (1) year prior to the Change in Control. To the extent such benefits are taxable to Employee, the benefits provided during the calendar year shall not affect the benefits to be provided in any other calendar year and the benefits shall not be subject to liquidation or exchange for another benefit.”

3. The following definition is hereby added to Section 3(d):

“Separation from Service shall have the meaning set forth in Section 409A of the Code.”

4. The following sentence is added to the end of Section 3(f):

“Any escrowed amounts that are released shall otherwise be paid as required under this Agreement and, in no case, later than the end of the calendar year in which the Company and Employee enter into a legally binding settlement of such dispute, the Company concedes the amount is payable, or the Company is required to make such payment pursuant to a final and nonappealable judgment or other binding decision.”

5. Section 4(a) is hereby amended in its entirety to read:

“(a)	If within eighteen (18) months after a Change in Control, the Company terminates Employee’s employment other than by reason of Employee’s death, Disability, Retirement or for Cause, or if Employee terminates Employee’s employment for Good Reason, then the Employee shall be entitled to the following payments and benefits following Employee’s Separation from Service:”

6. The references in Section 4(a)(i) and (ii) to the phrase “five (5) business days following the date of termination” are hereby amended in their entirety to read:

“five (5) business days following the Release Deadline”

7. The following sentence is added at the end of Section 4(a)(iii):

“In addition, all conditions or restrictions of any restricted stock units granted to Employee shall terminate, and the stock underlying such units shall be transferred to Employee within five (5) business following the Release Deadline.”

8. Section 4(a)(iv) is hereby amended in its entirety to read:

“(iv)	Employee’s participation as of the date of termination in the life, medical/dental/vision and disability insurance plans and financial/tax counseling plan of the Company shall be continued on the same terms (including any cost sharing) as if Employee were an employee of the Company (or equivalent benefits provided) until the earlier of Employee’s commencement of substantially equivalent full-time employment with a new employer or twenty-four (24) months after the date of his or her Separation from Service; provided, however, that after the date of his or her Separation from Service, Employee shall no longer be entitled to receive Company-paid executive physicals or, upon expiration of the applicable memberships, Company-paid airline memberships. In the event Employee shall die before the expiration of the period during which the Company is required to continue Employee’s participation in such insurance plans, the participation of Employee’s surviving spouse and family in the Company’s insurance plans shall continue throughout such period.

Notwithstanding the foregoing, to the extent any of the foregoing benefits are not exempt from Section 409A of the Code, such benefits provided under this Section 4(a)(iv) during any calendar year shall not affect such benefits to be provided in any other calendar year and the right to such benefits shall not be subject to liquidation or exchange for another benefit. In addition, the premiums for any medical coverage provided through a self-insured plan under this Section 4(a)(iv)

shall be taxable to Employee to the extent required to avoid the taxes imposed by Section 105(h) and Section 409A of the Code. To the extent any of the foregoing benefits are not exempt from Section 409A of the Code and are subject to the delay described in Section 4(c) hereof, except as would constitute a violation of Section 409A of the Code, Employee shall have the right to pay for and obtain such benefits during such delay period and shall be reimbursed by the Company for any such payments upon expiration of such delay period.”

9. Section 4(a)(v) is hereby amended in its entirety to read:

“(v)	Employee may elect within 90 days after his or her Separation from Service to purchase any automobile then in the possession of Employee and subject to a lease of which the Company is the lessor by payment to the Company of the residual value set forth in the lease, without any increase for remaining lease payments during the term or other lease breakage costs.”

10. The following is added at the end of Section 4(b):

“Any loan offset made under this Section 4(b) shall be made at the same time the payments reduced hereunder would have otherwise been made and otherwise in a manner that would not result in the imposition of taxes to Employee under Section 409A of the Code. If it is not possible to make such offset without the imposition of taxes to Employee under Section 409A of the Code, such offset shall not be made.”

11. Section 4(c) is amended in its entirety to read:

“(c)

In the event this Agreement or any compensation or benefit paid to Employee hereunder is deemed to be subject to Section 409A of the Code, Employee and the Company agree to negotiate in good faith to adopt such amendments that are necessary to comply with Section 409A of the Code or to exempt such compensation or benefits from Section 409A. In addition, to the extent (i) any compensation or benefits to which Employee becomes entitled under this agreement, or any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Employee is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such compensation or benefits shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code with the Company; or (ii) the date of Employee’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. During any period compensation or benefits to Employee are deferred pursuant to the foregoing, Employee shall be entitled to interest on such deferral at a per annum rate equal to the highest rate of interest applicable to six (6)-month money market accounts offered by the following institutions: Citibank N.A., Wells Fargo Bank, N.A. or Bank of America, on the date of such “separation from service.” Upon the expiration of the applicable deferral period, any compensation or benefits which would have otherwise been paid during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or Employee’s beneficiary in one lump sum.”

12. Section 4(d) is hereby amended in its entirety to read:

“(d)	Any payment pursuant to this Section 4 shall be conditioned upon the Employee signing and not revoking a release in the form attached as Exhibit A (the “Release”) not later than 60 days after the Employee’s Separation from Service (such 60th day, the “Release Deadline”). The Employee shall not be entitled to such payment, and no payment shall be made to the Employee, until after the Release Deadline and subject to the Release having become effective on or prior to the Release Deadline. The Company shall furnish such Release to the Employee in connection with the Employee’s Separation from Service. If the Employee has signed the Release prior to the time the Company so furnishes such Release to the Employee, the Employee will be required to again sign and not revoke the Release in connection with the Employee’s Separation from Service in order to receive payments hereunder (as described above), and the prior signed Release shall be null and void.”

13. The following is hereby added to the end of Section 5:

“(f)	Notwithstanding the foregoing, all payments made pursuant to Sections 5(a) through (d) will be made by the end of the calendar year next following the calendar year in which the Employee remits the related taxes. Any indemnification provided under Section 5(e) shall be provided in the calendar year in which the related Losses are incurred by Employee and any fees and expenses that are paid or reimbursed by the Company under Section 5(e) shall be paid or reimbursed in the calendar year that they are incurred.”

14. The following sentence is hereby added to the end of Section 6(c):

“Any payment made pursuant to this Section 6(c) shall be made promptly and no later than the end of the calendar year in which such fees or disbursements were incurred or in which such judgment was obtained, as applicable.”

IN WITNESS WHEREOF, the parties acknowledge that they have read and understand the terms of this amendment and have executed this amendment to be effective as of January 1, 2009.

VARIAN MEDICAL SYSTEMS, INC.	EMPLOYEE

By:
Title:

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